Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Cass Information Systems, Inc.:

We consent to the incorporation by reference in the registration statements No. 33-91456, No. 33-91568, and No. 333-44499 on Form S-8 of Cass Information Systems, Inc. (Cass) of our report dated January 23, 2003, relating to the consolidated balance sheets of Cass Information Systems, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Cass.


/s/ KPMG LLP

St. Louis, Missouri
March 10, 2003